EXHIBIT 99.1

ENGlobal Reports First Quarter 2015 Results

HOUSTON, May 7, 2015 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and automation services, today announced its financial results for the first quarter ended March 28, 2015.

HIGHLIGHTS OF CONTINUING OPERATIONS:

  Revenue of $23.1 million
  Gross profit margin of 17.8%
  Net income of $0.02 per diluted share

Revenues in the first quarter of 2015 were $23.1 million, a decrease of 14.1% from $26.9 million in the prior year period. ENGlobal reported net income of $0.6 million, or $0.02 per diluted share, for the quarter ended March 28, 2015, compared to net income of $1.8 million, or $0.07 per diluted share, for the quarter ended March 29, 2014. During the quarter ended March 28, 2015, the Company incurred non-cash expenses for depreciation, amortization and stock compensation of $0.6 million as compared to $0.7 million for the same period in 2014.

Management's Assessment

Mark Hess, ENGlobal's Chief Financial Officer, said: "The recent downturn in energy commodity prices has negatively impacted our business thus far in 2015 by contributing to cancellations of upstream related orders at the beginning of the first quarter. We expect continued softness in our business until overall project activity in the energy sector improves."

Mr. Hess continued: "We ended the first quarter with a healthy cash balance and working capital of $24.4 million, and have no borrowings under our current credit facility. In addition, notes receivable totaling $5.1 million were collected after the end of the quarter, contributing significantly to our cash position. While there is always room for improvement, I believe we are in a strong financial position and poised for future growth."

"We have pared the Company down to a smaller, more focused operation and reduced the risk profile of the projects we are undertaking, in addition to controlling overhead costs," said William Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "These and other actions have allowed the Company to remain profitable, with positive cash flow during this downturn."

The following table illustrates the composition of the Company's revenue and profitability for its operations for the three months ended March 28, 2015 and March 29, 2014:

	Three Months Ended				Three Months Ended
(dollars in thousands)	March 28, 2015				March 29, 2014
Segment	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Profit Margin

Engineering & Construction	$13,298	57.6%	15.5%	10.0%	$12,763	47.4%	18.4%	10.1%
Automation	9,804	42.4%	21.1%	13.9%	14,135	52.6%	26.5%	21.5%
Consolidated	$23,102	100.0%	17.8%	0.5%	$26,898	100.0%	22.6%	7.3%

The following table presents certain balance sheet items as of March 28, 2015 and March 29, 2014:

(dollars in thousands)	As of March 28, 2015	As of March 29, 2014
Cash	$6,029	$5,530
Working capital	24,405	15,571
Credit facility balance	—	—

The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2015 will be filed with the Securities and Exchange Commission today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; (2) our ability to execute to our internal performance plans such as our post-divestiture outlook, productivity improvement and cost containment initiatives; (3) our ability to attract and retain key professional personnel; (4) our ability to retain existing customers and attract new customers; (5) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (6) our ability to identify, consummate and integrate potential acquisitions; (7) our reliance on third-party subcontractors and equipment manufacturers; (8) our ability to sustain profitability and positive cash flow from operations; (9) our ability to comply with the terms of our new credit facility; (10) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (11) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; and (12) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess
         (281) 878-1040
         ir@ENGlobal.com